Filed Pursuant to Rule 424(b)(3)

Registration No. 333-198305

MOODY NATIONAL REIT II, INC.

SUPPLEMENT NO. 13 DATED MARCH 14, 2017

TO THE PROSPECTUS DATED APRIL 21, 2016

This document supplements, and should be read in conjunction with, our prospectus dated April 21, 2016, as supplemented by Supplement No. 5, dated July 21, 2016; Supplement No. 6, dated August 16, 2016; Supplement No. 7, dated September 27, 2016; Supplement No. 8, dated October 18, 2016; Supplement No. 9, dated November 15, 2016; Supplement No. 10, dated November 17, 2016; Supplement No. 11, dated January 6, 2017 and Supplement No. 12, dated February 3, 2017, relating to our offering of up to $1,100,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 13 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 13 is to disclose:

•	the status of our public offering; and
•	the suspension of our share repurchase program.

Status of Our Public Offering

We commenced our initial public offering of up to $1,100,000,000 in shares of our common stock on January 20, 2015. As of March 13, 2017, we had received and accepted investors’ subscriptions for and issued 3,869,737 shares of our common stock in our initial public offering, including 46,520 shares issued pursuant to our distribution reinvestment plan, resulting in gross offering proceeds of approximately $95,580,410. As of March 13, 2017, there were 36,156,783 shares remaining to be sold in our initial public offering.

Suspension of Our Share Repurchase Program

As previously disclosed, on January 4, 2017, our board of directors amended our share repurchase program to provide that the board of directors may amend, suspend or terminate our share repurchase program at any time upon 10 days’ prior written notice to our stockholders, which notice may be provided by including such information (i) in a Current Report on Form 8-K or in our annual or quarterly reports, all as publicly filed or furnished with the Securities and Exchange Commission, or (ii) in a separate mailing to our stockholders. On March 14, 2017, we suspended our share repurchase program. Pursuant to the terms of our share repurchase program, as amended, the suspension will not go into effect until March 24, 2017. We anticipate reinstating our share repurchase program following the completion of our merger with Moody National REIT I, Inc.